Exhibit 99.1

Press Release

                           Finger Lakes Bancorp, Inc.


                        Savings Bank of the Finger Lakes

 _______________________________________________________________________________
                  470 Exchange Street o Geneva, New York 14456
                o (315) 789-3838, ext. 2119 o Fax (315) 789-8747




For Immediate Release

Date:         December 30, 2002
Contact:      G. Thomas Bowers - Chairman, President & Chief Executive Officer
              (315) 789-3838, ext. 2119, Fax: (315) 789-8747


         MERGER BETWEEN FINGER LAKES BANCORP AND FIRST NIAGARA FINANCIAL
                  GROUP APPROVED BY FINGER LAKES SHAREHOLDERS


         GENEVA, NY - December 30, 2002 - Finger Lakes Bancorp, Inc. (the "Company") announced today that its shareholders voted to approve the merger with First Niagara Financial Group, Inc. ("FNFG"). The vote was announced at a special meeting of shareholders held on December 30, 2002 at the Company's headquarters in Geneva, New York to approve the Merger Plan. Chairman, President and CEO G. Thomas Bowers said "We are pleased that our shareholders have supported this transaction".


Under the Agreement and Plan of Reorganization dated July 21, 2002, each share of Finger Lakes Bancorp common stock will be exchanged for merger consideration of $20.00 per share, in the form of either cash or FNFG common stock, or a combination thereof. The merger is expected to close in January 2003.

This release may contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates", "expects", "intends", "plans", "believes", "seems", estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

         Finger Lakes Bancorp, Inc. is the stock holding company of the Savings Bank of the Finger Lakes, a federal savings bank headquartered in Geneva, New York. The Savings Bank of the Finger Lakes operates seven branch offices in Geneva, Seneca Falls, Ithaca, Canandaigua and Auburn.

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